Exhibit 5.1

[LETTERHEAD OF COVINGTON & BURLING LLP]

April 30, 2010

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies & Gentlemen:

We have acted as counsel to SandRidge Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of 196,597,255 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the registration statement on Form S-4 (File No. 333-166141) filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2010 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”) in connection with the proposed merger of Steel Subsidiary Corporation, a Nevada corporation and a wholly owned direct subsidiary of the Company (“Merger Sub”), with and into Arena Resources, Inc., a Nevada corporation (“Arena”) (or, in certain circumstances, the merger of Arena with and into Merger Sub), pursuant to the Agreement and Plan of Merger, dated as of April 3, 2010 (the “Merger Agreement”), by and among the Company, Merger Sub and Arena.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the certificates for the Shares conform to the specimen incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and have been duly countersigned and duly registered by the transfer agent and registrar of the Company’s common stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Act, the Shares, when duly issued in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP